EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-53215 and 333-66012) pertaining to the 1998 Stock Option Plan of Haverty Furniture Companies, Inc., and

(2)	Registration Statement (Form S-8 No. 333-120352) pertaining to the 2004 Long Term Incentive Plan of Haverty Furniture Companies, Inc.

of our reports dated March 4, 2011, with respect to the consolidated financial statements and schedule of Haverty Furniture Companies, Inc. and the effectiveness of internal control over financial reporting of Haverty Furniture Companies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

                                     /s/ Ernst & Young LLP

Atlanta, Georgia
March 4, 2011